Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732

NEWS RELEASE

Company Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Announces Addition of Ross Dress for Less ®
at Rivertree Court in Vernon Hills, Ill.

Oak Brook, Ill. (April 3, 2013) - Inland Real Estate Corporation (NYSE: IRC), a publicly traded real estate investment trust that owns and operates high quality necessity and value based retail centers in select markets in the Central United States, today announced it has executed the final phase of its redevelopment of the Rivertree Court shopping center in the Chicago suburb of Vernon Hills, Ill., with the addition of a new Ross Dress for Less store (Ross). Ross is one of the largest off-price apparel and home fashion chains in the United States and has signed a lease to occupy 26,555 square feet of space at the center.

“We're pleased to provide Ross Dress for Less with an attractive space for one of its newer stores,” said Scott Carr, chief investment officer of Inland Real Estate Corporation. “Our shopping centers are community staples, presenting strong locations for Ross Dress for Less to enter the market.”

The Company also recently signed leases with Pier 1 Imports for a 10,400-square-foot space and Shoe Carnival for an 11,250-square-foot store at the center.

The addition of these tenants, scheduled to open in late 2013 and early 2014, will complete IRC's repositioning of Rivertree Court, located at 701 Milwaukee Ave. in Vernon Hills within a high-traffic retail shopping hub in a growing area of upper-income housing. Tenants at the center include Gordman's, Office Depot, Old Navy, Michaels, T.J.Maxx, Ulta and Five Guys Burgers & Fries.

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About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community and power shopping centers and single-tenant retail properties located primarily in the Central United States. As of December 31, 2012, the Company owned interests in 157 investment properties, including 44 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.